Exhibit 4.1
MONRO MUFFLER BRAKE, INC.
1998 STOCK OPTION PLAN
AMENDMENT No. 1
dated as of August 19, 2003
          WHEREAS, Monro Muffler Brake, Inc., a New York corporation (the “Corporation”), approved as of November 18, 1998 the Monro Muffler Brake, Inc. 1998 Stock Option Plan (the “1998 Plan”); and
          WHEREAS, in order to maintain the benefits of the incentive inherent in increased ownership of the Corporation’s Common Stock, par value $.01 per share (“Common Stock”), by employees of the Corporation or its subsidiaries, the Board of Directors of the Corporation desires to increase the amount of shares of Common Stock authorized for awards under the 1998 Plan, pursuant to the exercise of stock options, from 750,000.
          NOW, THEREFORE, pursuant to and in exercise of the authority retained by the Board under Article 9 of the 1998 Plan, as ratified by the Shareholders of the Corporation, the 1998 Plan is hereby amended, effective August 19, 2003, to provide as follows:
          1. The first sentence of Section 2.2 of the 1998 Plan is hereby amended by deleting “750,000” and inserting “950,000” in its place.
          2. The 1998 Plan, except as otherwise set forth herein, shall remain in full force and effect in all other respects.
Date approved by
Board of Directors — May 20, 2003
Shareholders — August 19, 2003

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